Exhibit 10.9

February 15, 2015

Tuvia Barlev

Re: Offer of Employment

Dear Tuvia:

Actelis, Inc. (the “Company”) is pleased to offer you the position of CEO and President of the Company on the following terms.

1. Duties. As CEO and President of the Company, you will be responsible for all aspects of the Company and shall perform such duties as are ordinary, customary and necessary in your role. You will report directly to the Board of Directors of the Company (the “Board”). You will serve as a director on the Board of the Company. You will devote your full business time and effort to the Company. Notwithstanding the above, (i) you will continue to serve as a director of Superfish.com and to actively be involved in SafePeak.com and to perform other business activities provided that the scope of all such business activities will not exceed 10 working hours per month, and that (ii) any long term engagement with another corporation (including without limitation serving as a chairman, board member, advisory board member, advisor or consultant or such corporation) will be presented for approval of the Board.

2. Compensation. Your base compensation will be $200,000 per year, less payroll deductions and all required withholdings (“Base Salary”). You will be paid semi-monthly and you will be eligible for the standard Company benefits. You will be entitled to three (3) weeks of vacation per year. By the end of each calendar year, a discussion between you and the Board will take place regarding your next years’ compensation.

3. Bonus. Your annual bonus plan for 2015 will be as follows:

(i)	0.25% of annual shipments above $20M and

(ii)	0.5% of the annual EBITDA);

(iii)	you will be entitled to such bonus payments only if annual shipments are above $25M (in respect of (i)) and annual EBITDA is above $3.5M (in respect of (ii)) For subsequent years, the Board and you will determine at year end a bonus plan for the following calendar year.

4. Rules and Policies. As a Company employee, you will be expected to abide by Company rules and policies as they are adopted and amended from time to time and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of the Company’ s proprietary information and solicitation of its employees and customers.

5. Proprietary Information. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto the Company’ s premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

6. At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

7. Verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within 3 business days of your date of hire, or our employment relationship with you may be terminated.

8. No Conflicts. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed . It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information .

9. Arbitration. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery. Please note that we must receive your signed Agreement before your first day of employment.

10. Severance. If your employment with the Company terminates due to (i) a voluntary termination for “Good Reason” (as defined herein), or (ii) an involuntary termination by the Company other than for “Cause” (as defined herein), death or disability (as defined in Section 22(e)(3) of the Code (“Disability”), then, subject to your executing and not revoking a standard form of separation agreement in the time and manner set forth in Section 13 below that releases the Company from any and all claims related to your employment with the Company, and its termination (the “Release”), and not breaching the terms of Sections 6 and 7 hereof, then:

(i)	you shall receive continued payments of your then-existing Base Salary for a period of: 6 months less applicable withholding, in accordance with the Company’s standard payroll practices (provided however that in the event that the Company agrees with you on your continued employment with the Company following the termination notice for a limited period, including for the purpose of transferring your role to your successor, you will be entitled to any bonus earned during such period of extended employment); and

(ii)	if you timely elect continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your dependents, within the time period prescribed by COBRA, the Company will reimburse you for the COBRA premiums for such coverage for 6 months from the date of your termination of employment or such earlier date if you no longer constitute a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code).

For purposes of this agreement, “Cause” shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment, (ii) a willful act by you that constitutes gross misconduct and which is materially injurious to the Company, (iii) performance of any material act of theft, embezzlement, fraud or malfeasance in connection with the performance of the duties to the Company; (iv) willful failure to perform your duties hereunder to the Company or repeated failure to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity); (v) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, or (vi) repeated material breach of any of the provisions or covenants of this Agreement, uncured (if curable) after thirty (30) days’ notice.

For purposes of this agreement, “Good Reason” shall mean your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of any of the following without your express consent: (i) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or your assignment of such materially reduced duties, authority or responsibilities or (ii) a material reduction by the Company in your compensation in effect immediately prior to such reduction unless such reduction is made in conjunction with a general reduction in payments to all the employees of the Company or (iii) if the Board resolves that you are required to make a material geographic relocation of your home and family location from your then present home and family location and you do not agree to such relocation. You will not resign for Good Reason without first providing the Company with written notice of the acts of omissions constituting grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 15 days following the date of such notice.

In the event that you terminate your employment voluntarily other than for Good Reason or you are involuntarily terminated by the Company for Cause, whether or not such termination is before, on, or following a Change in Control, then all payments of compensation by the Company to you hereunder shall immediately terminate (except as to amounts already earned). Upon your death or Disability during your employment with the Company, then your employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned). Bonus payments which are calculated at year-end, a pro-rated payment will be made to you for your service that year.

11. Release. The receipt of any severance pursuant to Section 12 will be subject to your signing a Release and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

12. Miscellaneous. To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be February 15st 2015. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.

We look forward to your favorable reply and to working with you at Actelis Networks, Inc.

Sincerely,

ACTELS NETWORKS, INC.

By:
Title:

Agreed to and accepted:

Signature:

Printed Name:	Tuvia Barley

Date:

[Signature Page to Employment Agreement — Tuvia Barley]